Exhibit 99.2

Release:	Immediate	Contact:	Ronda J Williams
312-706-3232

Oil-Dri Announces Five-for-Four Stock Split
and Quarterly Cash Dividends; Dividend Payout to Increase 25%

CHICAGO – June 6, 2006 – The Board of Directors of Oil-Dri Corporation of America (NYSE: ODC) today approved two measures that will increase this quarter’s cash dividend by approximately 25%.

Oil-Dri’s Board announced a five-for-four stock split, to be effected by a stock dividend of one-quarter share for each outstanding share of the Company’s Common Stock and Class B Stock. The Board also declared quarterly cash dividends of $0.12 per share of outstanding Common Stock and $0.09 per share of outstanding Class B Stock, to be paid on the increased number of outstanding shares after the five-for-four stock split.  For stockholders continuing to hold their shares through the record date, the result will be a 25% increase in the amount of the quarterly cash dividend payout they receive.

The stock and cash dividends will be payable on September 8, 2006 to stockholders of record at the close of business on August 4, 2006.  The stock dividend will be paid only in whole shares; any fractional shares resulting from the stock split will be accumulated by the Company’s transfer agent, sold and then distributed in the form of cash on a pro rata basis to any stockholders who would have received fractional shares.

The Company has paid cash dividends continuously since 1974.

###

Oil-Dri Corporation of America is a leading supplier of specialty sorbent products for industrial, automotive, agricultural, horticultural and specialty markets and the world’s largest manufacturer of cat litter.

This release contains certain forward-looking statements regarding the company’s expected performance for future periods, and actual results for such periods might materially differ.  Such forward-looking statements are subject to uncertainties which include, but are not limited to, intense competition from much larger organizations in the consumer market; the level of success in implementation of price increases and surcharges; increasing acceptance of genetically modified and treated seed and other changes in overall agricultural demand; increasing regulation of the food chain; changes in the market conditions, the overall economy, volatility in the price and availability of natural gas, fuel oil and other energy sources, and other factors detailed from time to time in the company’s annual report and other reports filed with the Securities and Exchange Commission.